Exhibit 7

ADHERENCE AND AMENDMENT AGREEMENT

entered into on 16 December 2022 by and between

(1)

EXOR N.V., a public company (naamloze vennootschap) incorporated and existing under Dutch law, registered with the Dutch commercial register under number 64236277, with registered address at Gustav Mahlerplein 25, 1082 MS Amsterdam, The Netherlands (“EXOR”)

and

(2)	Mr Piero FERRARI, as an individual, born on 22 May 1945 in Castelvetro di Modena (MO), Italy (“PF”)

(EXOR and PF, together, the “Original Shareholders”)

and

(3)

Trust Piero Ferrari, a family trust existing under Jersey law and incorporated pursuant to public deed (Rep. no. 56,957, file no. 26,541) executed in front of Mr Angelo Busani, Notary public in Milano (Italy), on 12 December 2022, here represented by the trustee, Mr Enzo Mattioli Ferrari, born on 21 February 1988 in Modena (Italy) (the “Trustee” and the Trust Piero Ferrari, the “Trust”)

(the Original Shareholders and the Trust, together, the “Parties” and, each of EXOR, PF and the Trust, a “Party”)

WHEREAS

A.

On 23 December 2015, the Original Shareholders executed a shareholders’ agreement (the “SHA”), entered into effect in 3 January 2016 and subsequently automatically renewed until 3 January 2026 (the “Final Term”), in order to agree on certain provisions in relation to their shareholdings and investments in Ferrari N.V., a public company (naamloze vennootschap) incorporated and existing under Dutch law, registered with the Dutch commercial register under number 64060977 (“Ferrari N.V.” or the “Company”).

B.	As of today’s date:

(i)

EXOR holds a shareholding of the Company composed of 44,435,280 common shares and qualifying common shares of Ferrari N.V. (plus 44,435,280 special voting shares), representing approximately 24.40% of the common shares issued by the Company and approximately 36.21% of the voting rights in the shareholders’ meeting, in accordance with the by-laws of the Company (the “By-laws”); and

(ii)

PF holds a shareholding of the Company composed of 18,894,295 common shares (of which 18.892.160 qualifying common shares) of Ferrari N.V. (plus 18,892,160 special voting shares), representing approximately 10.38% of the common shares issued by the Company and approximately 15.40% of the voting rights in the shareholders’ meeting, in accordance with the By-laws, (the “PF Shares”).

C.

On 12 December 2022 PF incorporated the Trust for the benefit of his daughter and ex filio descendants, in the name of respectively, Ms Antonella Ferrari and Mr Enzo Mattioli Ferrari and Mr Piero Galassi Ferrari, these two latter, according to the deed of incorporation of the Trust, also as final beneficiaries. The first guardian of the Trust is Mr Franco Ravanetti, born on 30 December 1952 in Vigatto (PR—Italy) (the “Guardian”), who signs this Agreement in sign of acknowledgment.

D.

Upon incorporation of the Trust, PF intends to transfer, with one or more deeds (atti di dotazione), to the Trust the bare ownership (nuda proprietà) of the PF Shares while retaining to himself (i) the usufruct (usufrutto) of the PF Shares, including the related voting rights – and therefore, the consultation rights and duties provided under clause 3 of the SHA – as well as, in whole or in part, (ii) the related economic rights (as a whole, the “Reorganization”).

E.

Because the Trust (i) has been confirmed as “transparent” by PF and his advisers with respect to its beneficiaries (all of them being relatives of PF within the fourth degree) and, therefore, (ii) has been qualified as a “Loyalty Transferee” under the By-Laws (and therefore as a “Permitted Transferee” under the SHA), PF has represented that the Reorganization falls within the scope of clause 6.1.1 of the SHA and, as such, such transfer is not subject to the pre-emption right in favor of EXOR.

F.	The Trust represents an instrument useful to preserve the unity of the current PF’s participatory interest in Ferrari N.V.

G.

In light of the above, the Parties, by means of this adherence and amendment agreement (the “Agreement”) and in accordance with the terms and conditions set forth herein, intend to (i) regulate the adherence by the Trust to the SHA, in accordance with clause 6.4 of the latter, and (ii) amend certain provisions of the SHA. Capitalized terms used herein and not otherwise defined shall be regarded as bearing the same meaning as ascribed to them under the SHA.

NOW THEREFORE, having premised the above, which constitutes an integral and substantial part of this Agreement, the Parties agree and covenant as follows.

1.

Acquisition of rights and assumption of liabilities. The Trustee, on behalf of the Trust, hereby acknowledges the contents of the SHA and, as holder of the bare ownership (nuda proprietà) of the PF Shares, agrees to become a party to the same and to be bound by the terms and condition of the SHA to the extent required, necessary or appropriate in connection with its quality of holder of the bare ownership of the PF Shares. All the foregoing, without prejudice to the following carve-outs:

(i)

the consultation rights and duties set out in clause 3 of the SHA shall remain valid and in force only between PF and EXOR, so that the Trust is excluded therefrom and shall have no right or obligation related to such consultation provision; consequently, the Trust shall not be considered as acting in concert with the Original Shareholders pursuant to applicable Dutch public offer rules as laid down in the Dutch financial supervision act; and

(ii)

the Right of First Offer provided for under the SHA shall remain valid and in force in favor of PF only, being the Trust excluded therefrom; consequently, the Trust shall have no right in connection with the Right of First Offer.

2.

No transfer of bare ownership and usufruct separately. The Parties agree that, except for Permitted Transfers, for the entire duration of the SHA until the Final Term, the bare ownership (nuda proprietà) on the PF Shares and the usufruct (usufrutto) on the PF Shares shall not be transferred separately. In the event of the joint transfer of the bare ownership (nuda proprietà) and the usufruct (usufrutto) on the PF Shares, the Pre-Emption Right of EXOR set out in clause 4 of the SHA shall apply.

3.

Termination of consultation and succession. The Parties agree that, in the event of consolidation upon the Trust (i.e., both due to inter vivos events or mortis causa events) of the usufruct (usufrutto) and the bare ownership (nuda proprietà) of the PF Shares or of any other transfer of the usufruct (usufrutto) on the PF Shares to a Permitted Transferee:

(i)	the consultation rights and duties set out in clause 3 of the SHA shall automatically terminate and cease to have any validity and effect; and

(ii)	the following new consultation procedure shall automatically come into force and effect between EXOR and the relevant Permitted Transferee (including the Trust) until the Final Term:

“For the purposes of exchanging thoughts and discussing in good faith their respective views on the items on the agenda of any general shareholders’ meeting of FE New (a “General Meeting”), a representative of EXOR and of the relevant Permitted Transferee (including the Trustee, on behalf of the Trust, if applicable) intend to consult each other, and to meet, timely and in any case at least 7 (seven) days prior to each General Meeting.

There is no obligation to reach a common view during the consultation process referred to in the paragraph above and each of EXOR and the relevant Permitted Transferee (including the Trustee, on behalf of the Trust, if applicable), shall at all times remain free to exercise its voting rights at the General Meeting independently, in its own discretion, and without being bound by any such discussions between them.

The consultation process referred to herein is not and shall not be based on nor result in a sustained joint voting policy and is not aimed, and shall not be aimed, either at acquiring control of FE New, or at frustrating the successful outcome of any offer for FE New, and that accordingly such consultations between EXOR and the relevant Permitted Transferee (including the Trustee, on behalf of the Trust, if applicable), will not constitute and should not be classified as acting in concert within the meaning of the Dutch public offer rules, as laid down in the Dutch financial supervision act, or the Dutch applicable rules for notifying voting rights and share capital interests.”;

(iii)

all the other rights and obligations pertaining to PF under the SHA until the Final Term shall automatically be transferred upon the relevant Permitted Transferee (including the Trust), to the extent that such provisions cannot be classified as acting in concert provisions within the meaning of the Dutch public offer rules, as laid down in the Dutch financial supervision act, or the Dutch applicable rules for notifying voting rights and share capital interests.

4.	No other amendments. Except as provided herein, the other terms and conditions of the SHA shall remain unchanged.

5.	Notices. Any notice to be sent to the Trust shall be delivered to the following contact:

Mr Enzo Mattioli Ferrari

In his capacity as trustee of the Trust

[***]

With copy to the Guardian

Mr Franco Ravanetti

[***]

For any other purposes related to service of notices, clause 12 (Notices) of the SHA shall apply.

6.

Miscellaneous. The Parties acknowledge and agree that the SHA and this Agreement shall be read and construed as one document and this Agreement shall be considered to be part of the SHA. Except to the extent expressly stated under paragraphs 1, 2 and 3 above, this Agreement shall have no novative effect with respect to the SHA.

7.	Applicable Law and Jurisdiction. Clause 13 of the SHA shall be incorporated herein by reference.

/s/ Piero Ferrari

Piero Ferrari

In the name and on behalf of EXOR

/s/ Guido de Boer

Name: Guido de Boer

Capacity: Proxyholder

In the name and on behalf of the Trust

/s/ Enzo Mattioli Ferrari

Enzo Mattioli Ferrari (in his capacity as Trustee)

For acknowledgment

/s/ Franco Ravanetti

Franco Ravanetti (in his capacity as Guardian)